UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 1, 2007

SERACARE LIFE SCIENCES, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-33045	33-0056054

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

375 West Street, West Bridgewater, MA 02379
(Address of Principal Executive Offices) (Zip Code)
(508) 580-1900
Registrant’s Telephone Number, Including Area Code
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement
ITEM 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-10.1 Lease Agreement, dated October 1, 2007
EX-99.1 Press Release of SeraCare Life Sciences, Inc., dated October 4, 2007

ITEM 1.01. Entry into a Material Definitive Agreement.
On October 1, 2007, SeraCare Life Sciences, Inc. (the “Company”) entered into a Lease Agreement (the “Agreement”) with Birchwood Fortune – SPVEF, LLC (the “Landlord”), pursuant to which the Company is leasing a total of approximately sixty thousand (60,000) rentable square feet in three buildings (the “Leased Premises”) in a business park located at 25 – 37 Birch Street, Milford, Massachusetts (the “Business Park”). The initial term of the Agreement is approximately ten years, which term may be extended by the Company for three successive extension terms of five years each, subject to certain conditions set forth in the Agreement. The Company is paying base rent to the Landlord at the rate of $11.75 per rentable square foot; this rate will increase over time, as set forth in the Agreement. The Company is also required to pay its proportionate share of certain operating expenses of the Business Park and the Leased Premises, as set forth in the Agreement. Prior to the execution of the Agreement, the Company leased certain of the Leased Premises from the Landlord pursuant to two leases (collectively, the “Existing Lease”); as of October 1, 2007, the Existing Lease has been replaced by the Agreement. The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the provisions of the Agreement which is attached as Exhibit 10.1 and is incorporated herein by reference.
ITEM 9.01 Financial Statements and Exhibits.
(d) Exhibits.
The following exhibits are filed herewith:

Exhibit 10.1	Lease Agreement dated as of October 1, 2007 by and between Birchwood Fortune – SPVEF, LLC and SeraCare Life Sciences, Inc.

Exhibit 99.1	Press Release of SeraCare Life Sciences, Inc. dated October 4, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERACARE LIFE SCIENCES, INC.
/s/ Gregory A. Gould
Gregory A. Gould,
Chief Financial Officer

Dated: October 4, 2007

EXHIBIT INDEX

Exhibit Number	Description
10.1	Agreement dated as of October 1, 2007 by and between Birchwood Fortune – SPVEF, LLC and SeraCare Life Sciences, Inc.

99.1	Press Release of SeraCare Life Sciences, Inc. dated October 4, 2007.